                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

                           Filed by the Registrant /X/
                 Filed by a party other than the Registrant / /

Check the appropriate box:
/X/  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12

                                 Billserv, Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule: 1/50 X 1% of Aggregate Value of Cash Received
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                                       1.

                                 BILLSERV, INC.
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                  JULY 14, 2003

A special meeting of stockholders of Billserv, Inc. (the "Company") will be held at the principal offices of the Company located at 211 North Loop 1604 East, Suite 200, San Antonio, Texas, 78232, on Monday, July 14, 2003, at 9:30 a.m., C.D.T., (the "Special Meeting") for the following purposes:

     1. To elect one Director to serve until the next Annual Meeting of stockholders and until his successor is duly elected and qualified.

     2.   To approve the sale of substantially all assets of the Company.

     3.   To grant authority to the Directors to change the name of the Company.

     4.   To ratify the appointment of the independent auditors of the Company.

     5.   To transact any other business that properly comes before the meeting.

Stockholders of record at the close of business on June 9, 2003 are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof (the "Record Date").

If you cannot attend the Special Meeting in person, please date and execute the accompanying Proxy and return it promptly to the Company. If you attend the Special Meeting, you may revoke your Proxy and vote in person if you desire to do so, but attendance at the Special Meeting does not of itself serve to revoke your Proxy.

MICHAEL R. LONG
Chief Executive Officer





                                       2.


                                                 GENERAL INFORMATION

Q.   WHO IS SOLICITING MY PROXY?                                        for Future Operations After the Proposal Sale."

A.   The Board of Directors of Billserv, Inc.                      Q.   HOW DO I KNOW IF THE COMPANY IS RECEIVING FAIR VALUE
                                                                        FOR THE ASSETS?
Q.   WHERE AND WHEN IS THE SPECIAL MEETING?
                                                                   A.   Based on a variety of factors including (i) the
A.   9:30 a.m. C.D.T., Monday, July 14, 2003, at the                    Company's overall goals and future business plans, (ii)
     principal offices of the Company located at 211 North              the current financial condition and future prospects
     Loop 1604 East, Suite 200, San Antonio, Texas, 78232.              for the Company, and (iii) the survey of limited
                                                                        proposed alternatives to the transaction, the Board
Q.   WHAT AM I VOTING ON?                                               believes that the consideration to be received from
                                                                        Saro, Inc. for the assets is fair.
A.   Management of the Company is seeking the authorization
     of the stockholders to elect one Director to the Board        Q.   WILL ANY OF THE MONEY RECEIVED FROM THE TRANSACTION BE
     of Directors of the Company, sell substantially all of             DISTRIBUTED TO THE COMPANY'S STOCKHOLDERS?
     the assets of the Company to Saro, Inc., a wholly owned
     subsidiary of CyberStarts, Inc. (the "Asset Purchase          A.   No. The Company intends to use most of the
     Transaction"), change the name of the Company, and                 consideration received in the Asset Purchase
     ratify the appointment of the Company's independent                Transaction to discharge the Company's debts with its
     auditors.                                                          creditors, as described below. The remaining
                                                                        consideration from the Asset Purchase Transaction will
Q.   WHY SHOULD THE COMPANY SELL THE ASSETS?                            be used to fund the continuing and redefined operations
                                                                        of the Company after the Asset Purchase Transaction.
A.   The Board of Directors of the Company has thoroughly               See below the discussion on "Use of Proceeds; Plans for
     considered the advantages and disadvantages of the                 Future Operations After the Proposal Sale."
     Asset Purchase Transaction at this time. As described
     in greater detail in this Proxy Statement, the Board          Q.   WILL STOCKHOLDERS HAVE APPRAISAL RIGHTS?
     believes that it is in the best interests of the
     stockholders and this Company to convert the assets of        A.   No. Stockholders of the Company will not have appraisal
     the Company into cash and redeploy that cash in                    rights as a result of the Asset Purchase Transaction.
     connection with the Company's redefined business plan.
     See below the discussion on "Use of Proceeds; Plans           Q.   WHAT SHOULD STOCKHOLDERS DO NOW?


                                                            3.

A. Stockholders should mail their signed and dated proxy card in the enclosed envelope, as soon as possible, so that their shares will be represented at the Special
     Meeting.

Q.   CAN STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE
     MAILED A SIGNED PROXY CARD?

A. Yes. Stockholders can change their vote in one of three ways at any time before their proxies are used. First, stockholders can revoke their proxies by written notice. Second, stockholders can complete new, later-dated proxy cards. Third, stockholders can attend the stockholders' meeting and vote in person.

Q.   WHOM SHOULD STOCKHOLDERS CALL WITH QUESTIONS?

     Stockholders who have questions about the materials in this Proxy Statement should call Michael R. Long, the
     Company's Chief Executive Officer, at (210) 402-5005.








                                       4.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements including statements containing the words "believes," "anticipates," "expects," "intends" and words of similar import. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that the Company believes might cause such differences include: (1) concentration of the Company's assets into one industry segment; (2) the nature of the Company's business (as defined herein); (3) the impact of changing economic conditions; (4) the actions of competitors, including pricing and new product introductions; and (5) those specific risks that are discussed in the cautionary statements accompanying the forward-looking statements in this Proxy Statement and in the Risk Factors detailed in the Company's previous filings with the Securities and Exchange Commission (the "Commission"). In assessing forward-looking statements contained herein, stockholders are urged to read carefully all cautionary statements contained in this Proxy Statement and in those other filings with the Commission.

                                 BILLSERV, INC.
                          PROXY STATEMENT INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held on July 14, 2003 (the "Special Meeting") or any adjournment thereof. This Proxy Statement, the Notice of the Special Meeting and the accompanying Proxy are being mailed to stockholders on or about June 19, 2003.

The Company's principal executive offices are located at 211 North Loop 1604 East, Suite 200, San Antonio, Texas, 78232.

As to all matters that may come before the Special Meeting, each stockholder will be entitled to one vote for each share of Common Stock of the Company held by him or her at the close of business on the Record Date. The holders of a majority of the shares of Common Stock of the Company presented in person or by proxy and entitled to vote will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. As of the Record Date, there were 20,722,656 shares of Common Stock of the Company issued and outstanding.

The purpose of the Special Meeting is to (a) elect one individual to serve as a Class II Director of the Board of Directors whose term will expire at the 2006 Annual Meeting of the Stockholders of the Company, (b) approve the Asset Purchase Transaction, (c) approve changing the name of the Company from Billserv, Inc. to Payment Data Systems, Inc., and (c) ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 2002. The Company is not aware at this time of any other matters that will come before the Special Meeting. The nominee for Director of the Company and appointment of the independent auditor will be approved upon receiving 10% of the votes having voting power and cast at the Special Meeting. The Asset Purchase Transaction and the Company name change will be approved upon receiving the vote of a majority of the issued and outstanding Common Stock of the Company authorized to vote on such matters.

All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. Broker non-votes and proxies containing no instructions will be counted for purposes of deciding quorum for the Special Meeting and will be counted as a vote FOR all proposals described herein. A form of Proxy for use at the Special Meeting is also enclosed. A stockholder may revoke any such Proxy at any time before it is exercised by either giving written notice of such revocation to the Secretary of the Company or submitting a later-dated Proxy to the Company prior to the Special Meeting. A stockholder attending the Special Meeting may revoke his or her Proxy and vote in person if he or she desires to do so, but attendance at the Special Meeting will not of itself revoke the Proxy.

                                       6.

                                VOTING SECURITIES

SECURITIES OUTSTANDING

On the Record Date there were 20,722,656 shares of the Common Stock of the Company issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share of Common Stock held on all matters submitted to a vote of stockholders.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 9, 2003 of each person known to the Company to beneficially own more than five percent of the Common Stock.

                                                                         --------------------------
                                                                               COMMON STOCK
        -------------------------------------------------------------------------------------------
                                                                            NUMBER OF
                                                                             SHARES
                                                                          BENEFICIALLY  PERCENT OF
                        NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED (1)    CLASS (1)
        -------------------------------------------------------------------------------------------
        CheckFree Investment Corporation                                    3,168,242       15.3%

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 9, 2003 of (i) each Director or Director nominee of the Company; (ii) each executive officer of the Company; and
(iii) all Directors, Director nominees and executive officers of the Company as a group:

                                                      ----------------------------------------

        -----------------------------------------------    NUMBER OF SHARES       PERCENT OF
                   NAME OF BENEFICIAL OWNER              BENEFICIALLY OWNED (1)    CLASS (1)
        --------------------------------------------------------------------------------------
        Michael R. Long                                          900,002             4.3%
        Louis A. Hoch                                            936,368             4.5%
        Terri A. Hunter                                           89,833             0.4%
        Anthony L. Diamond                                        68,168             0.3%
        Marshall N. Millard                                      216,131             1.0%
        Peter Kirby                                               13,267             0.1%

        Group, 6 persons                                       2,223,819            10.7%

The information in this table is based on information supplied by Directors, Director nominees, and executive officers of the Company on Form 3, 4 or 5 and on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including under stock options that were exercisable on June 6, 2003 or that become exercisable within 60 days after June 6, 2003. Also, the percentages calculated above are based upon issued and outstanding shares as of June 6, 2003. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                       7.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

The Board of Directors of the Company has currently set the number of Directors constituting the whole board at seven. As established by the Company's Bylaws, these Directors are divided into three classes serving staggered three-year terms. The Directors were re-classified in 2001 as a result of the increased number of Directors serving on the Board. As of June 9, 2003, Michael R. Long, Louis A. Hoch, Terri A. Hunter, and Peter G. Kirby are the only members of the Board of Directors of the Company. Richard B. Bergman, Mitchell D. Hovendick, and E. Scott Crist resigned their positions on the Board of Directors in early 2003, each citing the Company's decision not to renew director and officer liability insurance as their reason for resignation. Mr. Hovendick was appointed to the Board of Directors in 2002 upon the resignation of Roger R. Hemminghaus from the Board of Directors. Louis A. Hoch is the only nominee for election to the Board of Directors of the Company. Mr. Hoch's term on the Board of Directors, if elected thereto, will expire on the 2006 Annual Meeting of the Stockholders of the Company. If Mr. Hoch is elected, three vacancies will remain on the Board of Directors.

The individuals named as proxies will vote the enclosed Proxy for the election of the nominee unless you direct them to withhold your vote. If the nominee becomes unable to serve as a Director before the Special Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or may reduce the number of members of the Board. Cumulative voting is not prohibited pursuant to Section 78.360 of the Nevada Revised Statutes.

Below are the names and ages of the Directors and the nominee for Director, the years they became Directors, their principal occupations or employment for at least the past five years and certain of their other directorships, if any.

CLASS II DIRECTOR NOMINEE FOR ELECTION TO A THREE-YEAR TERM ENDING WITH THE 2006 ANNUAL MEETING OF THE STOCKHOLDERS OF THE COMPANY

LOUIS A. HOCH. Age 37. A Director since 1998. Mr. Hoch has more than 14 years of management experience in large systems development. Mr. Hoch joined the Company as President and Chief Operating Officer in November 1998. Before joining the Company, Mr. Hoch's background has been primarily in the telecommunications industry. Most recently, from April to November 1998, Mr. Hoch was the Subject Matter Expert for Call Centers in Telecom, at Andersen Consulting. His leadership in the call center industry was acknowledged by Andersen Consulting when it classified his processes and technology architecture to be one of their guidelines for best practices in call center development. While employed at U.
S. Long Distance inc. and its spin-off company, Billing Concepts, Inc., from June 1991 to April 1998, Mr. Hoch successfully built large billing systems that were proven flexible enough to sustain exponential growth in record volumes, and call centers that integrated the latest in technology and processes. During his tenure at Billing Concepts, Mr. Hoch held successive positions; as a Tech Support Representative, Program Analyst, Program Manager, MIS Manager, and finally, Director of Information Technology. Mr. Hoch holds a B.B.A. in Computer Information Systems and an M.B.A. in International Business Management, both from Our Lady of the Lake University. He is certified as a Computer Professional
(CCP) by the Institute for Certification of Computing Professionals (ICCP). Mr. Hoch currently serves as a director on the advisory board

                                       8.

for Our Lady of the Lake University Business School, and is also an executive lecturer in the school's weekend MBA program. Mr. Hoch is a member of the board of directors of Billserv Australia and Office e-procure, Inc., which provides branded office supply eCommerce sites for businesses.

CLASS I DIRECTOR WITH A THREE-YEAR TERM ENDING WITH THE 2004 ANNUAL MEETING OF THE STOCKHOLDERS OF THE COMPANY

MICHAEL R. LONG. Age 58. A Director since 1998. Mr. Long became a Director and Chairman and Chief Executive Officer of the Company in November 1998. Mr. Long has over 29 years of senior executive management and systems development experience in six publicly traded companies, and has successfully operated his own systems consulting business. Mr. Long has held positions at U.S. Long Distance Corp., as Vice President of Management Information Systems from December 1993 to August 1996; Billing Concepts, Inc., as Vice President of Information Technologies from August 1996 to June 1997, and Andersen Consulting as Business Development Director, Financial Services, from October 1997 to November 1998.

CLASS III DIRECTORS WITH A THREE-YEAR TERM ENDING WITH THE 2005 ANNUAL MEETING OF THE STOCKHOLDERS OF THE COMPANY

TERRI A. HUNTER. Age 40. A Director since 2001. Ms. Hunter joined the Company in April 2000 as its Chief Financial Officer. She possesses over eighteen years of analytical and management experience in finance, accounting, and investor relations for public companies. Most recently, from October 1999 to May 2000, Ms. Hunter was Vice President, Finance and Investor Relations, for Clear Channel Communications, Inc., a global leader in the out-of-home advertising industry with radio, television, and outdoor displays in 37 countries around the world. Ms. Hunter was also employed with U.S. Long Distance, Inc. and its spin-off company, Billing Concepts, Inc., from February 1993 to October 1999, where she lead their financial planning and analysis functions, as well as investor relations. In addition, Ms. Hunter has held various finance and accounting roles with Electronic Data Systems and Cullen/Frost Bankers since her graduation in May 1985 from the University of Texas at Austin. She also serves on the Board of Directors for the San Antonio chapter of the National Investor Relations Institute.

PETER G. KIRBY. Age 62. A Director since 2001. Mr. Kirby is a tenured professor of management at Our Lady of the Lake University in San Antonio, Texas, where he has served for the past twelve years.

DIRECTORS THAT RESIGNED DURING 2002 AND 2003

RICHARD B. BERGMAN Age 62. A Director since 2001. Mr. Bergman has served as a Director and Partner of Bergman, Igel, Kaplan & Associates, a business consulting firm located in New York, Washington, D.C. and Florida, since 2000. From 1999 to 2000, he served as a consultant for Glass America, an auto glass and commercial glazing company in Chicago, Illinois. From 1989 to 1999, he was a business consultant to numerous companies in various industries.

                                       9.

ROGER R. HEMMINGHAUS. Age 65. A Director since 1999. Mr. Hemminghaus was named Chairman Emeritus of Ultramar Diamond Shamrock January 1, 2000. In December 1996 he became Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corp. following the merger of Diamond Shamrock, Inc. and Ultramar Corporation. Prior to the merger, Mr. Hemminghaus was Chairman, Chief Executive Officer and President of Diamond Shamrock, Inc. After serving four years as a naval officer involved in nuclear power development, Hemminghaus started his career in the refining and marketing industry in 1962 as an engineer for Exxon, USA. Before joining a predecessor company to Diamond Shamrock in 1984, Mr. Hemminghaus held various management positions in the areas of refining, distribution, petroleum products and natural gas. Hemminghaus is on the board of directors of CTS Corporation, Luby's, Inc., Southwest Research Institute, Tandy Brands Accessories, Inc. and Xcel Energy, Inc. He is a past Chairman of the Federal Reserve Bank of Dallas and former Chairman of the National Petrochemicals and Refiners Association. Hemminghaus is the Chairman of the Board of Regents of Texas Lutheran University.

E. SCOTT CRIST. Age 37. A Director since 1999. Mr. Crist is Managing Director of Crist Ventures and a general partner of Venture Bridge LP, an early-stage venture capital fund. He is Chairman of the Board of Office e-Procure, Inc., an office supply procurement company utilizing Web-based procurement technologies. He is also the former CEO and founder of Telscape International, Inc., (NASDAQ) an integrated communications company focused on emerging markets. Mr. Crist was formerly President and CEO for Matrix, a telecommunications company that ranked #7 on the INC. MAGAZINE list of the 500 fastest growing private companies in the U.S in 1995. Mr. Crist was named an ENTREPRENEUR OF THE YEAR by CNN/ NASDAQ/Ernst & Young in 1999. He is on the Board of several early-stage technology companies. Mr. Crist has an M.B.A. from the Kellogg School at Northwestern University and a B.S. in Electrical Engineering from NC State University. He is on the faculty at Rice University's Graduate Business School.

MITCHELL D. HOVENDICK. A Director since 2002. Mr. Hovendick is vice president of EnCap Investments, a large institutional oil and gas fund. Prior to joining EnCap Investments, Mr. Hovendick spent sixteen years with Phillips Petroleum Company as a petroleum engineer. Mr. Hovendick earned an MBA with a concentration in finance from Rice University's Jones Graduate School of Business and a bachelor's degree in chemical engineering from Texas A&M University, graduating with honors from both schools. Mr. Hovendick is a member of the Independent Petroleum Association of America, the Houston Producers Forum, and a registered professional engineer.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors of the Company recommends a vote FOR the nominee for election to the Board of Directors.

                            COMPENSATION OF DIRECTORS

Mr. Long, Mr. Hoch, and Ms. Hunter receive no compensation for serving on the Board of Directors of the Company due to their status as officers of the Company.

                                      10.

In 2002, the Company provided as compensation to Mr. Crist, Mr. Hemminghaus, Mr. Kirby, and Mr. Bergman, as non-employee Directors of the Company, a total of $8,010 for participation in Board meetings and reimbursement for certain out-of-pocket expenses associated therewith.

                COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

THE AUDIT COMMITTEE

The Audit Committee is comprised of independent directors and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis.

As set forth in more detail in its charter, the Audit Committee's purpose is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee's members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of the Company's internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of the Company's financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees the Company's internal compliance programs.

The Audit Committee met four times in relation to the year ended December 31, 2002.

                                      11.

In overseeing the preparation of the Company's financial statements, the Audit Committee has had access to the Company's management to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has not met with the Company's independent auditor with regard to the audited financial statements of the Company for the year ended December 31, 2002.

For the year ended December 31, 2002, the Audit Committee did receive the independent auditor's letter and written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

For the year ended December 31, 2002, the members of the Audit Committee were Mr. Crist, Mr. Kirby, Mr. Bergman, and Mr. Hovendick. As of June 9, 2003, only Mr. Kirby remains on the Audit Committee (see "Directors that Resigned During 2002 and 2003" above).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 27 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

GENERAL. The Company's Board of Directors has established a Compensation Committee with authority to set all forms of compensation of the Company's executive officers, except the grant of stock options and restricted shares. The full Board retains authority to administer stock options and restricted shares under the terms of the Amended and Restated Stock Incentive Plan (including any successor plan) and makes the determination of persons to whom options and restricted shares may be granted.

COMPENSATION PHILOSOPHY. The Board's compensation philosophy is to reward executive officers for the achievement of short and long-term corporate and individual performance, as measured by the attainment of specific goals for the creation of long-term shareholder value. Also, to ensure that the Company is strategically and competitively positioned for the future, the Compensation Committee has the discretion to attribute significant weight to other factors in determining executive compensation, such as maintaining competitiveness, expanding markets, pursuing growth opportunities and achieving other long-range business and operating objectives. The level of compensation should also allow the Company to attract, motivate, and retain talented executive officers who contribute to the long-term success of the Company. The compensation of the chief executive officer and other executive officers of the Company is comprised of cash compensation and long-term incentive compensation in the form of base salary and stock options.

TOTAL COMPENSATION FOR EXECUTIVES. For 2002, the Company's total compensation for executive officers consisted of the following components: base salary and stock options. In setting 2002

                                      12.

compensation, the Compensation Committee considered the specific factors discussed below:

     BASE SALARY. In setting the executive officers base salaries for 2002, the Compensation Committee considers the performance of the executive officers' respective business units, as well as individual performance. Base salaries are targeted to approximate the average base salaries paid to executives of similar companies for each position. To ensure that each executive is paid appropriately, the Compensation Committee considers the executive's level of responsibility, prior experience, overall knowledge, contribution to business results, executive pay for similar positions in other companies, and executive pay within the Company.

     OPTION PLANS. In addition to the foregoing, executive officers of the Company may be compensated through awards of options to purchase Common Stock of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Long's annual base salary for 2002 was $190,000. He received a total stock option award of 340,000 options granted on December 13, 2002 and December 31, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the year ended December 31, 2002, the members of the Compensation Committee were Mr. Crist, Mr. Kirby, Mr. Bergman, and Mr. Hovendick. To carry out its responsibilities, the Compensation Committee met one time during 2002. As of June 9, 2003, only Mr. Kirby remains on the Compensation Committee.

Mr. Hoch serves as an advisory director to Office e-Procure, Inc., an office supply procurement company utilizing Web-based procurement technologies. Mr. Crist is Chairman of the Board of Office e-Procure, Inc.

THE ENTIRE BOARD

During 2002, the entire Board of Directors of the Company met twelve times for regular and special meetings. During this period, each Director attended all meetings of the Board of Directors and any committee on which he or she served. The Board also acted by unanimous written consent on several occasions.

                                   PROPOSAL 2
                             APPROVAL OF ASSET SALE
GENERAL

On May 19, 2003 the Company and Saro, Inc. (the "Purchaser"), a wholly owned subsidiary of CyberStarts, Inc., executed an asset purchase agreement (the "Agreement") whereby the Purchaser would purchase substantially all of the assets of the Company (the "Purchased Assets") and assume certain liabilities of the Company (the "Assumed Liabilities") (collectively, the "Asset Purchase Transaction"). The Company is expected to receive approximately $4,800,000 from the Purchaser as consideration for the sale of the assets (depending on the sale

                                      13.

of the JV (as defined below), $600,000 of the $4,800,000 may be paid in the form of a note or an earnout, as discussed in detail below). Notwithstanding the Closing of the Asset Purchase Transaction, the Company will remain liable for certain indemnity obligations and retained liabilities, as discussed below.

THE COMPANY

Billserv, Inc. provides Electronic Bill Presentment and Payment ("EBPP") and related services to companies that generate recurring paper-based bills. EBPP is the process of sending bills to consumers securely through the Internet and processing Internet payment of bills utilizing an electronic transfer of funds. The Company's service offerings are supported by its systems infrastructure that integrates certain proprietary components with third-party hardware and software platforms to offer the Company's customers a scalable, branded and secure EBPP process. The Company currently markets its services through a direct sales force and through organizations that resell the Company's services to their customers and prospects.

SARO, INC.

Saro, Inc. ("Saro," or the "Purchaser") is a wholly owned subsidiary of CyberStarts, Inc., a financial services technology holding company ("CyberStarts"). The Purchaser's address is 1900 Emery Street NW, Second Floor, Atlanta, GA 30318, and its telephone number is (404) 267-5000. CyberStarts is a technology holding company with a competency in launching and running e-finance businesses. CyberStarts has four majority-owned operating units within the following three market segments: collections, claims, and business-to-business payments. CyberStarts also has a ventures unit to house its non-majority owned investments.

USE OF PROCEEDS; PLANS FOR FUTURE OPERATIONS AFTER THE PROPOSED SALE

The net proceeds to the Company from the Asset Purchase Transaction are expected to be approximately $4,800,000 (see "Purchase Price" below). From the net proceeds, the Company will pay approximately $3,800,000 to discharge its secured and certain unsecured debt obligations, and $105,000 will be placed in an escrow account to secure any payment of indemnity obligations of the Company to the Purchaser. The remaining proceeds, net of closing costs, (which includes the $600,000 payable as described below) is intended for redeployment and investment in a new company formed by senior management, known as Payment Data Systems, Inc. ("PDS"). PDS is a startup enterprise in the business of 1) processing ACH (Automated Clearing House) transactions such as Accounts Receivable Conversion, also known as Check Truncation, and related transactions such as Point of Sale or Point of Purchase, and Returned Check Re-presentment, 2) processing credit card transactions on behalf of billers or retailers as an Independent Sales Organization or ISO, and 3) creating and supporting WEB transactions (recurring and one-time payments), Customer Service Representative payment transactions, and consumer self-service telephone ("IVR") based payment transactions (the "New Business"). The New Business is intended to provide a unique integrated payments solution ("IPS") to a rapidly expanding electronic payments industry. Initially, the New Business will be delivered via an outsource solution, but will ultimately include an in-house software offering. On June 2, 2003, PDS and Purchaser entered into an agreement whereby the Company (as a

                                      14.

successor to PDS), through its New Business, will be Purchaser's preferred credit card payment processing provider for a period of two years (with an automatic renewal clause) ("Preferred Provider Agreement"). Further, in accordance with the Company's New Business, the Company anticipates seeking strategic alliances, mergers, and acquisitions of other entities that would permit the Company to achieve synergies and economies of scale in the New Business ("Growth Strategies"). Currently, the Company is in discussions with various business entities regarding implementation of the Growth Strategies.

Net proceeds from the sale of the assets will not be distributed to the stockholders; however, following the consummation of the Asset Purchase Transaction, the stockholders of the Company will retain their equity interest in the Company. The Company is also negotiating with senior management concerning appropriate compensation for contributions relating to the New Business. The Company will seek an independent valuation of such contributions before awarding any compensation.

BACKGROUND OF THE PROPOSED SALE

Since its inception, the Company has experienced a material shortfall from anticipated revenues, leading to a significant decrease in its cash position and a deficit in working capital. At March 31, 2003, the Company's principal source of liquidity consisted of $167,000 of cash and cash equivalents. The Company defaulted under its convertible debt agreement during the fourth quarter of 2002 and was unsuccessful in its attempt to raise additional capital. Consequently, the Board of Directors believed that the Company's available cash along with its anticipated revenues would be insufficient to meet its anticipated cash needs for the foreseeable future. Accordingly, the Company reduced expenditures for operating requirements, including a reduction of 36 employees in its workforce in November 2002.

Due to the aforementioned, by February 2003, the Company began aggressively pursuing strategic alternatives, including investment in or sale of the Company or its primary assets. The Company contacted Stifel, Nicolaus & Co. ("Broker"), an investment banking company that specializes in the sale of small and medium-sized technology businesses.

On February 26, 2003, the Company entered into an agreement with Broker who was to contact potential investors and purchasers that might have an interest in investing in or acquiring the Company. No retainer was paid to Broker by the Company.

During February 2003, Broker conducted due diligence on the Company, assembled a comprehensive list of potential investors and purchasers of the Company or its assets, which list was compiled from Broker's knowledge of the Company's industry, past Billserv contacts, and Broker's databases.

On approximately March 5, 2003, Broker sent 141 executive summaries of the Company's business to potential investors and strategic purchasers. The executive summaries outlined the Company, its business and assets, and its current market and financial position.

                                      15.

Of the 141 executive summaries delivered to potential investors and strategic purchasers, only 37 such potential investors and purchasers requested a descriptive memorandum from Broker. The descriptive memorandums contained investment highlights of the Company, a description of the Company's business, benefits that could result from strategic combinations, financial information of the Company, and a list of key personnel of the Company. All potential investors and purchasers receiving a descriptive memorandum were required to execute confidentiality agreements with the Company. Broker continued to maintain personal contact with all potential investors and purchasers during this phase of the sales process.

On approximately March 14, 2003, Broker received an indication of interest from CyberStarts and two other potential purchasers. No potential investors indicated an interest in the Company. Each indication of interest expressed a preliminary value the potential purchaser placed on the Company, its method of payment, and whether the prospective purchaser was interested in a stock or asset transaction. CyberStarts' indication of interest was the most favorable to the Company.

Of the three indications of interest, only CyberStarts made a final bid on the assets of the Company. On April 16, 2003, the Company and CyberStarts signed a letter of intent for CyberStarts to acquire certain assets of the Company. On May 19, 2003, the Company and Saro, CyberStarts' wholly owned subsidiary, executed the Agreement.

THE COMPANY'S REASONS FOR THE PROPOSED SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS

As described above, the decision of the Company's Board of Directors to enter into the Agreement followed months of exploring and analyzing the advantages and disadvantages of maintaining the Company as an on-going entity, liquidating the Company, or selling certain assets and then redeploying retained assets in a different market by way of a debt-free corporation. In making its recommendation to the stockholders of the Company, the Board of Directors considered a number of factors, including those noted immediately below that were determined by the Board of Directors to favor a decision to consummate the Asset Purchase
Transaction:

     (i)   the current financial condition and future prospects for the Company;

     (ii)  management's expectations regarding probable trends in this industry;

     (iii) the price and terms of the Asset Purchase Transaction, as reflected in the Agreement;

     (iv) the sale of additional equity or convertible debt securities would have resulted in additional dilution to the Company's stockholders, and debt financing, if available, would most likely have involved restrictive covenants restricting the Company's operations or finances; and

     (iv) the fact that no firm offers to acquire the assets involving cash consideration exceeding that of the Purchaser had been received by the Company.

                                      16.

     The Company's Board of Directors also considered the following potentially negative factors in its deliberations concerning the Asset Purchase Transaction:

     (i) the electronic presentment and payment processing service line represents the Company's primary business, and upon sale, the Company must seek other revenue generating opportunities; and

     (ii) the significant costs involved in connection with consummating the Asset Purchase Transaction (especially in light of the need to obtain a shareholder vote), the substantial management time and effort required to effectuate the sale and the potential disruption to the Company's operations.

The Company's Board of Directors did not believe that the negative factors were sufficient, either individually or collectively, to outweigh potential advantages of the Asset Purchase Transaction.

INTEREST OF CERTAIN PERSONS IN THE PROPOSED SALE

The Asset Purchase Transaction is not conditioned upon any employment arrangements between the Purchaser and the current executive officers of the Company. However, the Asset Purchase Transaction is conditioned on Mr. Long, Mr. Hoch, and Ms. Hunter executing non-compete agreements prohibiting them from competing in the presentment services business for a period of two years. In consideration for entering into non-compete agreements, Mr. Long, Mr. Hoch, and Ms. Hunter are being compensated in the form of 250,000 stock options in CyberStarts, the parent company of the Purchaser. Mr. Long and Mr. Hoch are each receiving 100,000 options; Ms. Hunter is receiving 50,000 options.

REGULATORY APPROVALS

Consummation of the Asset Purchase Transaction does not require any regulatory approvals other than the federal filings required under applicable U. S. securities laws in connection with this Proxy Statement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

THIS SECTION IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY FROM THE ASSET PURCHASE TRANSACTION. EXCEPT WHERE SPECIFICALLY NOTED, THIS SUMMARY DOES NOT APPLY TO STATE OR LOCAL TAXES. THE SUMMARY IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, JUDICIAL DECISIONS, UNITED STATES TREASURY DEPARTMENT REGULATIONS PROMULGATED THEREUNDER, ADMINISTRATIVE RULINGS OF THE UNITED STATES TREASURY DEPARTMENT, AND OTHER INTERPRETATIONS THEREOF, ANY OF WHICH COULD BE CHANGED AT ANY TIME. NO RULING HAS

                                      17.

BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY CONSEQUENCES RESULTING FROM THE PROPOSED SALE.

The Proposed Sale will not have any federal income tax consequences to the Company's stockholders because no distributions of sale proceeds will be made to the stockholders.

Upon consummation of the Asset Purchase Transaction, the Company will recognize taxable income in an amount equal to the excess of (i) the sum of the cash sale proceeds of the Purchased Assets and the Assumed Liabilities, over (ii) the sum of the Company's tax bases in the Purchased Assets and the Company's expenses of the Asset Purchase Transaction. The Company estimates that it will not have any federal tax liabilities in fiscal year 2003 relating to the Asset Purchase Transaction.

ACCOUNTING TREATMENT

For financial reporting purposes, the Asset Purchase Transaction will be recorded as a sale of the segment of the Company's business and reported as a discontinued operation.

EXPENSES AND OTHER FEES

Each party will bear its own expenses in respect of the Asset Purchase Transaction, whether or not consummated.

SUMMARY OF THE ASSET PURCHASE AGREEMENT

The following is a brief summary of certain provisions of the Agreement.

THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX "A" AND IS INCORPORATED HEREIN BY REFERENCE. THE TERMS NOT OTHERWISE DEFINED IN THIS SUMMARY OR ELSEWHERE IN THIS PROXY STATEMENT HAVE THE MEANING SET FORTH IN THE AGREEMENT. ALL STOCKHOLDERS ARE URGED TO CAREFULLY READ THE AGREEMENT IN ITS ENTIRETY.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES. Pursuant to the terms and conditions set forth in the Agreement, at Closing, the Company will sell, assign, transfer, convey and deliver to Purchaser, all of the Company's right, title and interest in and to certain assets of the Company, free and clear of all encumbrances except for certain permitted encumbrances. As defined in the Agreement, the term "Assets" means collectively, all right, title and interest in and to all assets, properties, rights and claims owned or primarily employed or held for the use in the conduct of the business by the Company, including the following Assets: business (goodwill), inventory, assumed contracts, intellectual property, tangible assets, business records, prepaid expenses, permits, accounts receivable earned by Purchaser after the Closing, intangibles, investments, cash, telephone, fax numbers, websites, and the Company's stock ownership in

                                      18.

Billserv Australia PTY Limited (the "JV"). The Company will retain its interest in the stock ownership of Bills.com and all assets listed on Schedule H of the Agreement.

The terms and conditions of the Agreement also provide for the assumption of certain liabilities by Purchaser. This includes any liability arising after the Closing with respect to the Assumed Liabilities, other than any liability arising from tort, infringement or violation of law by the Company and any liability arising from any performance, payment, breach or default of any assumed contract to the extent such act occurred prior to the Closing.

PURCHASE PRICE. The aggregate consideration for the Asset Purchase Transaction is approximately $4,800,000 plus the assumption of the Assumed Liabilities. At Closing, Purchaser will pay the Company $4,050,000 less the escrow amount of $105,000 (the "Cash Payment"). The Cash Payment will be consumed by the amount necessary to discharge the Company's secured and certain unsecured creditors. At Closing, Purchaser shall issue the Company a note (the "JV Note") for the remaining $600,000 (the "JV Purchase Price"). The JV Note will be a non-interest bearing, one-year note, which is fully secured by the Assets (the "JV Security Agreement"). Pursuant to the JV Note, the JV Purchase Price will be payable to Seller via wire transfer in four equal quarterly installments of $150,000 each (the "JV Quarterly Payments"), with the first JV Quarterly Payment due at Closing. In addition to the Purchase Price, the Company may earn an additional payment from Purchaser of $150,000 (the "Earnout") based on Gross Revenues (as defined by GAAP) associated with the Business calculated for a one (1) year period, beginning the first day of the first full month following Closing ("Annual Period"). If at the end of the Annual Period, the aggregate of Gross Revenues for the total of the twelve months in the Annual Period are equal to or exceed $5,000,000, then the Earnout shall be $150,000. In the event title to the JV does not pass to Purchaser at Closing due to circumstances outside the reasonable control of the Company, the Company and Purchaser will negotiate a mutually agreeable earn-out provision whereby the Company is compensated based upon the financial performance of the Business over a period not to exceed one-year from a point at or reasonably after the Closing, which earn-out payment will not exceed $600,000 in total.

THE CLOSING. The consummation of the Asset Purchase Transaction will take place at a closing to be held at the offices of the Company not later than five days following the satisfaction of all conditions of the Agreement.

REPRESENTATION AND WARRANTIES. The Agreement contains various representations and warranties of the Company including, among others, representations and warranties related to: (i) corporate organization and similar corporate matters;
(ii) authorization and enforceability; (iii) subsidiaries; (iv) consent and approval; (v) title to and condition of assets; (vi) litigation and claims pending; (vii) compliance with laws and regulations; (viii) financial statements and SEC reports; (ix) absence of certain changes or events since April 1, 2003;
(xi) title to intellectual properties; (xii) contracts and agreements; (xiii) insurance; (xiv) brokers; (xv) accounts receivable; (xvi) warranty obligations;
(xvii) business records; (xviii) taxes; (xix) compliance with laws; (xx) solvency; (xxi) employment matters; and (xxii) accuracy to material facts.

The Agreement contains various representations and warranties of Purchaser including, among others: (i) representations and warranties related to corporate organizations and similar corporate

                                      19.

matters; (ii) authorization and enforceability; (iii) no violation of existing agreements; (iv) compliance with other instruments and laws; (v) litigation;
(vi) brokers; and (vii) disclosure.

PRE-CLOSING COVENANTS OF THE COMPANY. In addition to those representations and warranties listed above, the Company has also agreed to the following covenants pending closing: (i) the Company will promptly notify purchaser of any event of subsequent date that would render any representation or warranty listed above untrue or inaccurate in any material respect; and (ii) the Company will also notify Purchaser of any material adverse change in assets or the assumed liabilities, intellectual property or the financial condition of the Company's business. The Company has also agreed to conduct the business in the ordinary course consistent with past practices and will use reasonable commercial efforts to retain, protect and preserve the assets and intellectual property of the business, including the Company's relationship with its consultants, independent contractors, licensers, suppliers, vendors, representatives, distributors, and other customers all in the ordinary course of business. Furthermore, until Closing, the Company will allow representatives of Purchaser reasonable access upon reasonable notice to business records and facilities relating to the Assets. The Company shall use reasonable commercial efforts to obtain any and all consents necessary for the effective assignment of all the contracts to be assumed by Purchaser. The Company will also use reasonable commercial efforts to satisfy or cause to be satisfied all of the conditions precedent to Closing the Agreement. The Company has agreed that it will not directly or indirectly nor will it authorize or permit any affiliate or representative to solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any actions that could reasonably be expected to lead to an acquisition proposal. The Company shall not furnish any information regarding the Company to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal or engage in discussions or negotiations with any person with respect to any acquisition proposal. The Company shall not approve, endorse or recommend any acquisition proposal or enter into any letter or similar document or contract contemplating or otherwise relating to any acquisition, except with regard to a Superior Proposal. The Company will promptly prepare and file a proxy statement with the SEC and conduct a stockholders' meeting with regard to the Asset Purchase Transaction. The Company will satisfy secured and certain unsecured debts at or reasonably after Closing.

MUTUAL COVENANTS. Both the Company and Purchaser have agreed to (i) take all action and do all things necessary in order to consummate and make effective the proposed sale; (ii) continue the enforceability and effect of the confidentiality agreement entered into by the parties; (iii) make all necessary filings with respect to the Asset Purchase Transaction in the Securities Act, the Exchange Act and applicable blue sky or similar securities laws; (iv) make pre-merger notification or other appropriate fillings with federal state or local government bodies or applicable foreign government agencies; (iv) obtain all consents waivers approvals and authorization orders required in connection with the authorization execution of the Agreement; (v) to cooperate and provide information necessary to the preparation of all documents, agreements, tax returns, and other instruments prior to the Closing; and (vi) use their respective reasonable commercial efforts to carry out the communications plan to their respective customers, suppliers, employees, investors and strategic partners concerning the purchase.

                                      20.

CONDITIONS TO CLOSING. The respective obligation of each parties to the agreement to effect the transaction to be performed by each party at Closing are subject to satisfaction of the following conditions: (i) no order shall have been entered and not vacated by a court or administrative agency of competent jurisdiction which enjoins or strains the acquisition; (ii) all permits, authorizations, approvals and orders shall have been attained and be in full force in effect at the date of Closing; and (iii) there shall be no litigation pending or threatened by any governmental entity in which an injunction is or may be sought against the transaction or acquisition or in which the relief sought against any party to the Agreement as a result of the Agreement and in which in good faith and judgment of the board of directors of either party such adverse party has the probability of prevailing and such relief would have a material adverse effect on such party. Further, (i) the Agreement and transaction contemplated thereby shall be approved by the stockholders of the Company; (ii) the Company shall discharge its debt to Laurus Master Fund, Ltd.;
(iii) all of Purchaser's representations and warranties shall be true and correct; (iv) Purchaser shall have complied with all terms and conditions in the Agreement; (v) Purchaser shall have delivered the purchase price consideration;
(vi) Purchaser shall have delivered the compliance certificates, secretary certificates and all other documents and Ancillary Agreements required under the Agreement; (vii) all representation and warranties of the Company shall be true and correct in all material respects; (viii) any and all required consents from third parties with regard to the Assumed Contracts shall be obtained; (ix) the secured creditors of the Company shall be paid; (x) there shall be no Material Adverse Change to the Company; (xi) the Company shall have executed and delivered any and all Ancillary Agreements and transfer documents; (xii) the Company shall have delivered to Purchaser all necessary financial statements;
(xiii) the Company and Purchaser shall have executed the Transition Services Agreement; and (xiv) the Company shall deliver to all Purchaser all other closing deliverables including an opinion of counsel.

POST CLOSING MATTERS. The Company shall execute all necessary documents to convey and assign the Assets purchased under the Agreement, pay its pro rata share of certain Tax liabilities, enter into a non-compete agreement with Purchaser with regard to the presentment service business, and obtain the discharge of certain unsecured creditors. Purchaser will execute all documents necessary to confirm assumption of the Assumed Liabilities, maintain for six months the Business Records of the Assets sold, and pay its pro rata share of certain Tax liabilities.

TERMINATION. The Agreement may be terminated prior to Closing either before or after approval of the stockholders of the Company (A) by mutual written consent of both parties, (B) by either party if (i) the Closing shall not have occurred by July 15, 2003; (ii) if a government entity and a court of competent jurisdiction has a final and non-appealable order, decree or ruling permanently restraining or enjoining the transaction; and (iii) if the stockholders of the Company vote against the Closing of the Asset Purchase Transaction, (C) by Purchaser if (i) a triggering event occurs; or (ii) the Company materially breaches the Agreement, or (D) by the Company if Purchaser materially breaches the Agreement. If a party materially breaches the Agreement, the other party is entitled to a termination fee of $250,000. In the event the Company executes a Superior Proposal, the Company will be liable to Purchaser in the amount of $250,000 at such time as the Company closes and funds the Superior Proposal.

                                      21.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representation and warranties made by the parties to the Agreement shall survive the Closing of the Agreement and continue in full force and effect until six months after the Closing.

INDEMNIFICATION. For a period of six months following Closing, the Company has agreed to indemnity, defend and hold harmless Purchaser and its shareholders, officers, directors, employees, attorneys, all subsidiaries and affiliates of Purchaser, and their respective officers, directors, employees, and attorneys of such entities from, against, for and in respect of any and all losses asserted against, relating to, imposed upon, or incurred by Purchaser or any of the aforementioned by reason of, resulting from, based upon or rising out of the following: (i) the breach of the Agreement; (ii) any oral contract which the Company is a party to and which is not disclosed to Purchaser; and (iii) any Excluded Liability, except to the extent resulting from the Purchaser. For a period of six months following Closing, Purchaser has agreed to indemnity, defend and hold harmless the Company and its shareholders, officers, directors, employees, attorneys, all subsidiaries and affiliates of the Company, and their respective officers, directors, employees, and attorneys of such entities from, against, for and in respect of any and all losses asserted against, relating to, imposed upon, or incurred by the Company or any of the aforementioned by reason of, resulting from, based upon or rising out of the following: (i) the breach of the Agreement; or (ii) any Assumed Liability, except to the extent resulting from the Company. The parties' indemnity obligations are subject to a $37,500 floor and a cap up to the Purchaser Price plus the Earnout paid to the Company under the Agreement.

ESCROW FUND. At the Closing, $105,000 shall be deposited with Wachovia Bank. Such deposit will constitute the escrow fund and to will be governed by the terms of the escrow agreement attached as Exhibit A to the Agreement.

TRANSITION SERVICES AGREEMENT. The parties have entered into a Transition Services Agreement (attached to this Proxy as Appendix "B") dictating certain employees of the Company that will receive employment opportunities with Purchaser after the Closing, providing for certain informational services to be performed by the Company for the Purchaser prior to Closing, conditioning the Closing upon the Purchaser's renegotiation of the Company's office space lease and the Company's transfer to Purchaser of certain agreements, and providing for certain post-Closing services to be performed by Purchaser for the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company believes that the Asset Purchase Transaction is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has approved the Asset Purchase Transaction and recommends that the Company's stockholders vote FOR the approval of the Asset Purchase Transaction.

                                   PROPOSAL 3
                             CHANGE OF COMPANY NAME

Upon the stockholder approval of the Asset Purchase Transaction, the Company will no longer have ownership of the name "Billserv, Inc." The Board of Directors of the Company, therefore,

                                      22.

proposes to change the Company's name to Payment Data Systems, Inc. ("PDS"), which name the Board believes best reflects the proposed business of the Company after the Asset Purchase Transaction. If stockholders approve this proposal, the Board of Directors will hold the authority to so change the name of the Company, subject to successful negotiations of compensation arrangements with senior management relating to their contribution of business associated with PDS. Pursuant thereto, the Board proposes to amend Article One of its Amended and Restated Articles of Incorporation as follows: "The name of the corporation is:
Payment Data Systems, Inc."

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company believes that the proposed change of the name of the Company to Payment Data Systems, Inc. is in the best interests of the Company and its stockholders. Accordingly, the Board recommends a vote FOR the approval of the proposed name change.

                                   PROPOSAL 4
            RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

The Board of Directors of the Company, upon recommendation of its Audit Committee, appointed Ernst & Young LLP as independent auditors to examine the Company's consolidated financial statements for the fiscal year ending December 31, 2002 and to render other professional services as required.

The Company is submitting the appointment of Ernst & Young LLP to stockholders to obtain your ratification. Representatives of Ernst & Young LLP will be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company believes that ratification of Ernst & Young LLP as the Company's independent auditors for the fiscal year ended December 31, 2002 is in the best interests of the Company and its stockholders. Accordingly, the Board recommends a vote FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the fiscal year ended December 31, 2002.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of the Company's Common Stock must report their initial ownership of the Common Stock, and any changes in that ownership, to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports. Based solely on its review of copies of the reports filed with the Securities and Exchange Commission and written representations of its directors and executive officers, the Company believes all persons subject to reporting timely filed the required reports in 2002.

                                      23.

                                   MANAGEMENT

EXECUTIVE OFFICERS

The following table sets forth, for each executive officer of the Company, such person's name, age and position with the Company and its principal subsidiaries. Each such executive officer serves at the pleasure of the Board of Directors.

          -------------------------- ---------------------------------------------------------- -------
                     NAME                                      POSITION                           AGE
          -------------------------- ---------------------------------------------------------- -------
          Michael R. Long            Chairman and CEO                                             58
          Louis A. Hoch              President and COO                                            37
          Terri A. Hunter            Executive Vice President and CFO                             40
          Anthony L. Diamond         Senior Vice President and CMO                                43
          Marshall N. Millard        Secretary, Senior Vice President and General Counsel         41

DESCRIPTION OF EXECUTIVE OFFICERS

MICHAEL R. LONG. See biography of Mr. Long on page 9.

LOUIS A. HOCH. See biography of Mr. Hoch on page 8.

TERRI A. HUNTER. See biography of Ms. Hunter on page 9.

ANTHONY L. DIAMOND. Age 42. Senior Vice President, Sales and Marketing. Mr. Diamond joined the Company in June 2000. He brought to Billserv, Inc. over 17 years of sales and marketing leadership from varied industries. Throughout his career, he has specialized in assessing corporate challenges, creating high performance operations and successfully launching new products. In 1995, upon leaving Azrock Industries as its Director of Marketing, Mr. Diamond founded Diamond, Werkenthien & Associates, a sales and marketing consulting firm with domestic and international clients. In June 1998, he sold his interest and joined a client company, Paris Technologies as Vice President of Marketing, where he built the channel strategy and introduced a new database technology to mid-size businesses throughout North America, Europe and Australia. In September 1999, Mr. Diamond became Vice President, Sales and Marketing at FAS, Inc., a leading provider of monitoring and Internet-based reporting on construction lending projects to major lenders nationwide. Mr. Diamond holds a degree in Advertising from the University of Texas at Austin.

MARSHALL N. MILLARD. Age 41. Senior Vice President, General Counsel. Mr. Millard joined the Company in November 1998. He has more than fifteen years of experience providing legal counsel to publicly and privately held companies. From 1993 to 1998, he held corporate counsel positions at U.S. Long Distance, Inc. and its spin-off company, Billing Concepts, Inc. He is licensed to practice law in the Supreme Court and all lower courts in the State of Texas, the federal court for the Western District of Texas, and the Fifth Circuit Court of Appeals.

                                      24.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation earned during each of the years ended December 31, 2002, 2001 and 2000 to the Company's chief executive officer and each other executive officer of the Company (the "named executive officers").

                                                  ------------------------ ------------------------ -------------
                                                                                 LONG TERM            ALL OTHER
                                                   ANNUAL COMPENSATION (1)   COMPENSATION AWARDS    COMPENSATION
------------------------------------------ ------ ------------------------ ------------------------ -------------
                                                                                       SECURITIES
                                                                           RESTRICTED  UNDERLYING
         NAME AND PRINCIPAL POSITION        YEAR   SALARY ($)    BONUS ($)  STOCK ($)  OPTIONS (#)     ($) (2)
------------------------------------------ ------ ------------ ----------- ---------- ------------- -------------
Michael R. Long .........................   2002    $190,000            -          -     340,000       $11,130
    Chairman and CEO                        2001    $190,000            -          -     325,000       $11,074
                                            2000    $188,046            -          -     165,000       $11,275

Louis A. Hoch............................   2002    $175,000            -          -     340,000       $ 1,950
     President and COO                      2001    $175,000            -          -     250,000       $ 1,596
                                            2000    $164,231            -          -      90,000       $   513

Terri A. Hunter..........................   2002    $145,000            -          -     350,000       $ 1,560
     Executive Vice President               2001    $145,000            -          -     150,000       $ 1,368
     and CFO                                2000    $ 94,885            -          -     125,000       $   223

Anthony L. Diamond.......................   2002    $145,000            -          -     275,000       $ 1,885
     Executive Vice President               2001    $145,000            -          -     100,000       $ 1,653
     and CFO                                2000    $ 60,367            -          -     125,000       $   193

Marshall N. Millard......................   2002    $120,000            -          -     130,000       $ 1,560
     Secretary, Senior Vice                 2001    $120,000            -          -      30,000       $ 1,368
     President and General Counsel          2000    $113,846            -          -      50,000       $   356

(1) Each of the named executives has entered into employment agreements expiring on December 31, 2003, which provide for annual salary and bonuses at the discretion of the Board of Directors, as well as health benefits. Ms. Hunter and Mr. Diamond joined the Company in April 2000 and June 2000, respectively. In 2003, each of the named officers is to receive salary compensation as follows: Mr. Long, $190,000; Mr. Hoch, $175,000; Mr. Diamond, $145,000; Ms. Hunter, $145,000; and Mr. Millard, $120,000.

(2)  Reflects premiums paid for term life insurance coverage.

OPTION GRANTS

The following table provides information regarding the grant of stock options during fiscal year 2002 to the named executive officers.

                                      25.

                                NUMBER        % OF TOTAL                                   POTENTIAL REALIZABLE
                                  OF            OPTIONS       EXERCISE                             VALUE
                               SECURITIES     GRANTED TO        OR                           AT ASSUMED ANNUAL
                               UNDERLYING    EMPLOYEES IN       BASE                           RATES OF STOCK
                                OPTIONS         FISCAL         PRICE       EXPIRATION      PRICE APPRECIATION FOR
         NAME                   GRANTED          2002        ($/SHARE)        DATE             OPTION TERM (1)
         ----                  ----------    ------------    ---------     ----------    -------------------------
                                                                                            5% ($)       10% ($)
                                                                                            ------       -------
Michael R. Long                  15,000           0.6%          0.26        12/13/12             -       $   498
                                325,000          12.4%          0.18        12/31/12       $16,162       $36,790
Louis A. Hoch                    15,000           0.6%          0.26        12/13/12             -       $   498
                                325,000          12.4%          0.18        12/31/12       $16,162       $36,790
Terri A. Hunter                  75,000           2.9%          0.26        12/13/12             -       $ 2,490
                                275,000          10.5%          0.18        12/31/12       $13,676       $31,130
Anthony L. Diamond               75,000           2.9%          0.26        12/13/12             -       $ 2,490
                                200,000           7.6%          0.18        12/31/12       $ 9,946       $22,640
Marshall N. Millard              30,000           1.1%          0.26        12/13/12             -       $   996
                                100,000           3.8%          0.18        12/31/12       $ 4,973       $11,320

(1) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of common stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the common stock received therefore is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the SEC and do not reflect our estimate of future stock price appreciation. The actual value realized may be greater or less than the potential realizable values set forth in the table.

OPTION EXERCISES AND YEAR-END VALUES

The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 2002 by the named executive officers and the value of unexercised options held by the named executive officers as of December 31, 2002.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
                          -------------------------------------------------------------------------------------
                              SHARES                                                  VALUE OF UNEXERCISED
                             ACQUIRED     VALUE        NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           ON EXERCISE   REALIZED  OPTIONS AT FISCAL YEAR-END (#)   FISCAL YEAR-END ($) (1)
---------------------------------------------------------------------------------------------------------------
           NAME                (#)         ($)      EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
Michael R. Long                      0                 308,335         606,665             0             -
Louis A. Hoch                        0                 233,334         531,666             0             -
Terri A. Hunter                      0                  83,334         466,666             0             -
Anthony L. Diamond                   0                  66,668         358,332             0             -
Marshall N. Millard                  0                  63,335         156,665             0             -

(1)  Calculated using the year-end per share price of $0.18.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENT

The Company has entered into employment agreements with its five executive officers. These agreements expired December 31, 2002, but automatically renewed for successive 1-year terms. The employment agreements provide for an annual salary, bonuses at the discretion of the Board of Directors, and health benefits. In 2003, each of the named officers are to receive salary compensation as follows: Mr. Long, $190,000; Mr. Hoch, $175,000; Ms. Hunter, $145,000; Mr.
Diamond, $145,000; and Mr. Millard, $120,000. Since November 2002, the aforementioned officers (less Mr. Diamond and Mr. Millard) have deferred their salary compensation in the following amounts: Mr. Long, $62,115; Mr. Hoch, $20,192; and Ms. Hunter, $22,308.

The Company's agreements with its executive officers provide for change in control protection for each executive. The Company may terminate any such agreement not later than thirty (30)

                                      26.

days after a change of control. In such event, the executive would be entitled to deferred compensation. Deferred compensation is calculated as the greater of
(A) the base salary payments the executive would have received had his or her employment continued for the remaining term of the agreement (including yearly increases calculated at the maximum increase for the prior two years); or (B) an amount equal to 2.95 times the highest annual compensation earned by the executive in the past two years. In addition, the executive would be entitled to all of the benefits otherwise provided in the agreement (such as automobile expenses) during a certain period of time defined in the agreement as the greater of the remaining term of the agreement or one year. The executive may also be entitled to an amount equal to the pro rata portion of the bonus compensation for the year in which the executive's employment is terminated determined on the basis of the number of days elapsed in such year prior to such termination. Upon termination of employment, each employee is prohibited from competing with the Company for a period of two (2) years. Mr. Long and Mr. Hoch will waive their rights to any deferred compensation discussed in this paragraph in the event the stockholders approve the Asset Purchase Transaction.


                             STOCK PERFORMANCE GRAPH





                              [PERFORMANCE GRAPH]





---------------------------------------------------------------------------------------------------
                                      BASE         1999         2000        2001         2002
---------------------------------------------------------------------------------------------------
Billserv, Inc.                         100          282          93          39            6
---------------------------------------------------------------------------------------------------
NASDAQ Composite                       100          186         113          89           61
---------------------------------------------------------------------------------------------------
NASDAQ Computer                        100          205         114          86           55
---------------------------------------------------------------------------------------------------

                                      27.

                   SPECIAL MEETING ADVANCE NOTICE REQUIREMENTS

A stockholder may recommend a nominee to become a Director of the Company by giving the Chief Executive Officer of the Company (at the address set forth above) a written notice setting forth certain information, including: (1) the name, age, and business and residence addresses of the person intended to be nominated, (2) a representation that the nominating stockholder is in fact a holder of record of Common Stock of the Company entitled to vote at the meeting and that he or she intends to be present at the meeting to nominate the person specified, (3) a description of all arrangements between the nominating stockholder, the nominee and other persons concerning the nomination, (4) any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, and (5) the nominee's written consent to serve, if elected. Such nominations must be made pursuant to the same advance notice requirements for stockholder proposals.

The Company's 2004 Annual Meeting of Stockholders is currently scheduled for May 2004. Copies of the Company's Bylaws are available upon written request made to the Chief Executive Officer of the Company at the above address. The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy materials for a meeting of stockholders. The Chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and the Company's Bylaws.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

GENERAL

The accounting firm of Ernst & Young LLP has acted as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries since 1998. Representatives of Ernst & Young LLP are expected to be present at the Special Meeting and be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

AUDIT FEES

Ernst & Young LLP billed the Company a total of $88,320 for professional services in connection with the audit of the 2002 financial statements.

FINANCIAL INFORMATION REVIEW FEES

Ernst & Young LLP billed the Company $4,000 during 2002 for professional services in connection with the review and evaluation of financial information systems and related controls for purposes of obtaining a SAS 70 certification.

ALL OTHER FEES

Ernst & Young LLP billed the Company a total of $8,500 for other services rendered during 2002. Substantially all of these fees related to tax planning and tax return preparation services.

                                      28.

The Audit Committee of the Board does not consider the provision of the services described above by Ernst & Young LLP to be incompatible with the maintenance of Ernst & Young LLP's independence.

                              FINANCIAL STATEMENTS

The Company's audited financial statements for the fiscal year ended December 31, 2002 and Management's Discussion and Analysis of Financial Condition and Results of Operations are incorporated herein by reference to the Company's 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which is being mailed to stockholders with this Proxy Statement.

                            PROPOSALS BY STOCKHOLDERS

In accordance with rules established by the Securities Exchange Commission, any stockholder proposal submitted pursuant to Rule 14a-8 intended for inclusion in the proxy statement and form of proxy for next year's Annual Meeting of Stockholders must be received by the Company no later than December 31, 2003. Proposals should be submitted to Michael R. Long, the Company's Chief Executive Officer, at 211 North Loop 1604 East, Suite 200, San Antonio, Texas 78232. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the Securities Exchange Commission and must be a proper subject for stockholder action under Nevada law.

                                  OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business that will be presented for consideration at the Special Meeting other than that specified herein and in the Notice of Special Meeting of Stockholders. If other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

                                  SOLICITATION

The Company has retained the services of a third party to aid in the solicitation of Proxies. In addition to the solicitation of Proxies by the use of the mails, certain officers and associates (who will receive no compensation therefor in addition to their regular salaries) may be used to solicit Proxies personally and by telephone or fax. Further, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy materials to their principals and to request authority for the execution of Proxies. The Company will reimburse such persons for their expenses in so doing. Fees and expenses to be incurred by the Company in this connection are estimated not to exceed $15,000. The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation materials. This Proxy Statement and the accompanying form of Proxy are being mailed to stockholders on or about June 19, 2003.

                                      29.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON ADDRESSED TO MR. MICHAEL R. LONG, CHIEF EXECUTIVE OFFICER, BILLSERV, INC., 211 NORTH LOOP 1604 EAST, SUITE 200, SAN ANTONIO, TEXAS 78232. SUCH A REQUEST FROM A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MUST CONTAIN A GOOD FAITH REPRESENTATION BY SUCH PERSON THAT, AS OF THE RECORD DATE, HE OR SHE WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK.

Please SIGN and RETURN the enclosed Proxy promptly.

By Order of the Board of Directors:

MICHAEL R. LONG
Chief Executive Officer

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY













                                      30.